Exhibit 99.1

RepliGen	Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453 Telephone: 781-250-0111
FOR IMMEDIATE RELEASE	Telefax: 781-250-0115

CONTACT:

Walter C. Herlihy, Ph.D. President and Chief Executive Officer (781) 419-1900	Laura Whitehouse Vice President, Market Development (781) 419-1812

Repligen Licenses Potential Treatment for Friedreich’s Ataxia

from The Scripps Research Institute

WALTHAM, MA – April 11, 2007 – Repligen Corporation (NASDAQ: RGEN) announced today that it has entered into an exclusive commercial license with The Scripps Research Institute for intellectual property covering compounds, which may have utility in treating Friedreich’s ataxia. Friedreich’s ataxia is an inherited neurodegenerative disease in which low levels of the protein frataxin result in progressive damage to the nervous system and loss of muscle function. Research in tissues derived from patients as well as in mice indicates that the licensed compounds increase production of the protein frataxin, which suggests potential utility of these compounds in slowing or stopping progression of the disease. There is currently no treatment or cure for Friedreich’s ataxia.

Data supporting the ability of the licensed compounds to increase production of the protein frataxin was published in Nature Chemical Biology (August 20, 2006). This research was lead by Dr. Joel Gottesfeld, professor of molecular biology at The Scripps Research Institute and supported in part by the Friedreich’s Ataxia Research Alliance (FARA). These compounds are the only ones to date that have demonstrated utility in increasing both the level of the frataxin protein in tissue samples from patients with Friedreich’s ataxia, as well as frataxin gene activity in animal models. Preliminary data from Dr. Gottesfeld’s lab also suggests that these compounds may have utility in treating other disorders such as Spinal Muscular Atrophy and Huntington’s disease.

“We are very enthusiastic about Dr. Gottesfeld’s work and we believe that this approach has the potential to modify the course of this serious and debilitating disease,” stated Walter C. Herlihy, President and Chief Executive Officer of Repligen Corporation. “We look forward to working with Dr. Gottesfeld and his collaborators as well as patient advocacy groups like FARA in the development of what we hope will be an important new treatment for Friedreich’s ataxia.”

“FARA is very excited about the potential utility of these compounds in the treatment of Friedreich’s ataxia,” stated Ronald J. Bartek, President of The Friedreich’s Ataxia Research Alliance. “We believe that this approach holds great promise for a therapy that could slow or arrest this devastating disease.”

Symptoms of Friedreich’s ataxia typically emerge between the ages of 5 and 15 and often progress to severe disability, incapacitation or loss of life in early adulthood. Friedreich’s ataxia is caused by a single gene defect that results in inadequate production of the protein frataxin. The protein frataxin appears to be essential for the proper functioning of the mitochondria, the power plant of both neural and muscle cells. Low levels of frataxin lead to degeneration of both the nerves controlling muscle movements in the arms and legs and the nerve tissue in the spinal cord. Approximately one in every 50,000 people in the United States has Friedreich’s ataxia.

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Repligen Licenses Potential Treatment for Friedreich’s Ataxia from The Scripps Research Institute,

April 11, 2007

About The Scripps Research Institute

The Scripps Research Institute is one of the world’s largest independent, non-profit biomedical research organizations, at the forefront of basic biomedical science that seeks to comprehend the most fundamental processes of life. Scripps Research is internationally recognized for its discoveries in immunology, molecular and cellular biology, chemistry, neurosciences, autoimmune, cardiovascular, and infectious diseases, and synthetic vaccine development. Established in its current configuration in 1961, it employs approximately 3,000 scientists, postdoctoral fellows, scientific and other technicians, doctoral degree graduate students, and administrative and technical support personnel. The Scripps Research Institute is headquartered in La Jolla, California.

About FARA

FARA is a national, public, non-profit, tax-exempt organization dedicated to the pursuit of scientific research leading to treatments and a cure for Friedreich’s ataxia. FARA’s mission is to slow, stop, and reverse the damage caused by this disorder. For more information, go to www.curefa.org.

About Repligen Corporation

Repligen Corporation is a biopharmaceutical company focused on the development of novel therapeutics for diseases that affect the central nervous system. In addition, we are the world’s leading supplier of recombinant Protein A, the sales of which partially fund the advancement of our development pipeline while supporting our financial stability. Repligen’s corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information may be requested from www.repligen.com.

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding current or future financial performance and position, management’s strategy, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property, product development, manufacturing plans and performance such as the anticipated growth in the monoclonal antibody market and our other target markets and projected growth in product sales, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of current and future collaborative relationships, the market acceptance of our products, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of product revenues and profits, our ability to generate future revenues, our ability to raise additional capital to continue our drug development programs, the success of our clinical trials, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights for our products, the risk of litigation regarding our intellectual property rights, our limited sales and manufacturing capabilities, our dependence on third-party manufacturers and value added resellers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in Repligen’s filings with the Securities and Exchange Commission. Repligen assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

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